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                                                                 Exhibit 99.1


                              HARTVILLE GROUP logo


           HARTVILLE GROUP ANNOUNCES DELAY OF THIRD QUARTER FORM 10-Q,
       RESTATEMENT RELATING PRIMARILY TO PRIOR YEAR REINSURANCE CONTRACTS
                     AND ESTIMATES OF THIRD QUARTER RESULTS


FOR IMMEDIATE RELEASE

Contact:   Matthew Hayden
           Hayden Communications
           (843) 272-4653

Canton, Ohio (Business Wire) - November 10, 2005 -- Hartville Group, Inc. (OTC
BB: HTVL), a provider of pet insurance, today announced it will delay the filing of its Form 10-Q for the quarter ended September 30, 2005. Hartville Group currently expects that it will file its third quarter Form 10-Q on November 21, 2005 and hold a conference call at 8:30 a.m. EST the following morning. This extension will allow Hartville Group time to incorporate into its third quarter and nine month financial statements the correction of certain errors, the preponderance of which were identified during current senior management's review of policies and procedures, specifically a review of the Company's prior contractual arrangements.

The most significant adjustment identified resulted from reconciliation of certain balance sheet accounts at the Company's reinsurance subsidiary (Hartville Re Ltd.). The modifications identified involved a reinsurance contract for premiums earned in 2003 and 2004 which were originally accounted for based on the reinsurance slips whereby Hartville Re would have a 40 percent quota share of the risk. Ultimately, Hartville Re's correct share of the underwriting risk was zero. The effect on 2003 and 2004 revenue is estimated to be a reduction of $1.1 million and $1.4 million, respectively. The effect on 2003 and 2004 net income is estimated to be a reduction of $400,000 and $100,000, respectively. There should be no cash impact from these adjustments. For the nine months ended September 30, 2005, the year-to-date impact on revenue and earnings is estimated to be nominal.

Due to the significance of these corrections, Hartville Group will restate its annual financial information for 2003 and 2004, and its quarterly financial information for 2003, 2004 and 2005. Hartville Group's prior financial statements for those periods should therefore no longer be relied upon.

Dennis Rushovich, who was appointed chief executive officer on April 28, 2005, commented, "I continue to work closely with our auditors and our new Chief Financial Officer, Chris Sachs, to ensure accurate and complete financial results for prior periods. It is important to note that this restatement should not impact our cash position, nor is it expected to impact current operations. For the third quarter, Hartville Group currently estimates that its net loss for the nine months and three months ended September 30, 2005 will be approximately $6.2 million and $1.8 million, respectively. This represents a sequential improvement over the prior quarters, evidence that we are making progress in our efforts to move the Company forward."


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ABOUT HARTVILLE GROUP, INC.

Hartville Group, Inc. (Hartville Group) is a holding company whose wholly owned subsidiaries include Hartville Re Ltd. (Hartville) and Petsmarketing Insurance.com Agency, Inc. (the Agency). Hartville is a reinsurance company that is registered in the Cayman Islands, British West Indies. Hartville was formed to reinsure pet health insurance that is being marketed by the Agency. The Agency is primarily a marketing/administration company concentrating on the sale of its proprietary health insurance plans for domestic pets. Its business plan calls for introducing its product effectively and efficiently through a variety of distribution systems. The Company accepts applications, underwrites and issues policies.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in the Company's Form 10-K, Form 8-K and Form 10-Q reports. The Company undertakes no obligation to update or revise any forward-looking statement.